2011-2012 THIRD QUARTER REPORT

Hon. Blaine Higgs

Minister of Finance

February 2012

2011-2012 Third Quarter Report

Published by:
Department of Finance
Government of New Brunswick
P.O. Box 6000
Fredericton, New Brunswick
E3B 5H1 Canada

Internet: www.gnb.ca/finance

February 2012

Translation:
Translation Bureau, Supply and Services

ISBN 978-1-55396-347-9

Think Recycling!

2011 Economic Update

2011 Statistical Summary (to date)
Growth Rates
	2010 to 2011		Reference
	NB	Canada	Period
Population and Labour Force
Total Population	0.3	1.0	July
Employment	-1.2	1.6	Jan-Dec
Unemployment Rate (%)	9.5	7.4	Jan-Dec

Indicators
Foreign Exports	19.5	12.4	Jan-Nov
Retail Trade	4.8	3.5	Jan-Oct
Average Weekly Earnings	3.7	2.7	Jan- Oct
Housing Starts	-16.2	-0.8	Jan-Sept
Manufacturing Sales	16.4	7.8	Jan-Nov
Consumer Price Index	3.5	2.9	Jan-Dec

per cent change unless otherwise indicated
Source: Statistics Canada

•
The Department of Finance’s current estimate for real GDP growth in 2011 is 1.2 per cent and is consistent with latest survey of private sector forecasters. The pace of growth was slower than what was expected at budget, largely as a result of a weak labour market in New Brunswick and weaker-than-expected growth in the U.S. and Europe.

•	New Brunswick’s population has grown for the fourth consecutive year in 2011, adding almost 10,000 residents since 2007-08.

•
New Brunswick’s job market was weak in 2011 with employment falling by 4,000 as gains in part-time employment were not enough to offset full-time losses. On a positive note, employment was up slightly in the final quarter of the year.

•	Despite the loss of jobs, average weekly earnings growth in the province has outpaced Canadian growth.

•	New Brunswick remained a growth leader in exports and manufacturing sales in 2011, largely as a result of rising world energy prices.

•	Retail sales have shown healthy growth, up 4.8 per cent, compared to the national increase of 3.5 per cent.

•
Consumer inflation in the province has averaged 3.5 per cent, in advance of the national growth rate of 2.9 per cent. Excluding food and energy, CPI growth was a more limited 1.5 per cent in New Brunswick in 2011.

2011-2012 Fiscal Update

Based on third quarter information, a revised deficit of $471.1 million is projected for 2011-2012. This is an increase of $22.3 million compared to the budget estimate of $448.8 million and a $74.6 million decrease from the second quarter report.

Net debt is projected to increase $620.2 million year-over-year, a decrease of $10 million from budget and an $80.1 million decrease from the second quarter report.

Revenues are projected to be $36.5 million lower than budget. The major variances include:

•	Personal Income Tax is projected to decrease $53 million because of an anticipated negative adjustment related to the 2010 taxation year and a weakened economy.

•
Return on Investment is down $21.9 million. The Lotteries and Gaming Corporation revenue is down $11.5 million due to factors consistent with the second quarter report: lower than anticipated profits and higher than anticipated revenue sharing payments to First Nations. In addition, the New Brunswick Liquor Corporation revenue is down $9.3 million because of lower than anticipated sales.

•	Corporate Income Tax is projected to decrease $18 million because of lower federal projections of national corporate taxable income.

•	Sale of Goods and Services is down $7.5 million mainly due to lower own source revenue for consolidated entities, which is offset by lower expenses.

•	Special Operating Agency funding is down $5.8 million mainly due to various funding agreements within the Regional Development Corporation which is offset by reduced expenditures.

•	Harmonized Sales Tax is up $40.8 million due to positive adjustments related to prior years.

•	Metallic Minerals Tax is up $9 million attributable to higher than anticipated world zinc prices.

•	Licences and Permits are up $7.6 million mainly due to an increase in the volume of motor vehicle registrations.

•	Financial Corporation Capital Tax is up $6 million as a result of increased capital for major banks.

2011-2012 Fiscal Update

Total expenses are projected to be $14.2 million lower than budget. This is mainly due to the following:

•	$15.7 million decrease in the Department of Transportation mainly due to the recognition of rehabilitation payments under public-private partnerships as investments in tangible capital assets.

•	$12.7 million decrease in the Department of Post-Secondary Education, Training and Labour mainly due to decreases in employment development programs (partially offset by lower revenue).

•	$12 million decrease in Service of the Public Debt due to lower than forecasted interest rates.

•	$7.9 million decrease in the Regional Development Corporation mainly due to projected under-expenditures in the Community Initiatives program.

•	$8.6 million decrease in the Regional Development Corporation Special Operating Agency, which is offset by lower revenue.

•	$6.5 million decrease in Business New Brunswick due to a projected under-expenditure in the Strategic Assistance Program.

•	$6.1 million increase in Agriculture, Aquaculture and Fisheries mainly due to anticipated increases in existing federal-provincial agriculture business risk management programs.

•	$7.9 million increase in the Department of Health mainly due to higher than anticipated expenditures within the Prescription Drug Program.

•	$25 million increase in General Government, mainly due to increased employee benefit and pension plan expenses as a result of lower than budgeted investment returns.

•	$2.9 million increase in the Department of Social Development mostly due to additional expenditures in the Income Security Program.

COMPARATIVE STATEMENT OF SURPLUS OR DEFICIT
Thousands
$

	Year Ending March 31
	2012 Estimate	2012 2nd Quarter	2012 3rd Quarter	Variance from Estimate

Revenue
Ordinary Account	7,232,630	7,202,425	7,202,835	(29,795)
Capital Account	215	648	693	478
Special Purpose Account	60,678	61,236	62,434	1,756
Special Operating Agency Account (net)	83,548	75,679	77,758	(5,790)
Sinking Fund Earnings	228,600	228,000	225,000	(3,600)
Amortization of Deferred Capital Contributions	36,408	37,074	36,859	451
Total Revenue	7,642,079	7,605,062	7,605,579	(36,500)

Expense
Ordinary Account	7,538,713	7,594,764	7,522,389	(16,324)
Capital Account	70,510	74,185	75,842	5,332
Special Purpose Account	67,728	68,466	67,159	(569)
Special Operating Agency Account (net)	85,965	77,258	77,231	(8,734)
Amortization of Tangible Capital Assets	327,985	336,132	334,095	6,110
Total Expense	8,090,901	8,150,805	8,076,716	(14,185)

Surplus (Deficit)	(448,822)	(545,743)	(471,137)	(22,315)

COMPARATIVE STATEMENT OF ORDINARY ACCOUNT REVENUE BY SOURCE
Thousands
$

	Year Ending March 31
	2012 Estimate	2012 2nd Quarter	2012 3rd Quarter	Variance from Estimate

Taxes
Personal Income Tax	1,279,000	1,229,000	1,226,000	(53,000)
Corporate Income Tax	243,600	254,000	225,600	(18,000)
Metallic Minerals Tax	39,000	50,000	48,000	9,000
Provincial Real Property Tax	448,000	448,000	448,000	0
Harmonized Sales Tax	1,083,800	1,087,200	1,124,600	40,800
Gasoline and Motive Fuels Tax	247,300	247,300	247,300	0
Tobacco Tax	145,300	145,300	150,000	4,700
Pari-Mutuel Tax	640	630	600	(40)
Insurance Premium Tax	43,154	43,354	43,336	182
Real Property Transfer Tax	6,400	6,400	6,400	0
Financial Corporation Capital Tax	14,000	20,000	20,000	6,000
Sub-total: Taxes	3,550,194	3,531,184	3,539,836	(10,358)

Return on Investment	423,870	405,166	402,013	(21,857)
Licences and Permits	122,167	129,573	129,765	7,598
Sale of Goods and Services	289,630	287,064	282,160	(7,470)
Royalties	85,920	85,520	87,655	1,735
Fines and Penalties	8,956	8,214	8,234	(722)
Miscellaneous	29,447	29,558	30,744	1,297

TOTAL: OWN SOURCE REVENUE	4,510,184	4,476,279	4,480,407	(29,777)

Unconditional Grants Canada
Fiscal Equalization Payments	1,632,600	1,632,600	1,632,600	0
Canada Health Transfer	605,700	605,700	605,700	0
Canada Social Transfer	251,400	252,700	252,700	1,300
Wait Times Reduction Transfer	5,459	5,480	5,480	21
Other	1,938	1,938	1,938	0
Sub-total: Unconditional Grants Canada	2,497,097	2,498,418	2,498,418	1,321

Conditional Grants Canada	225,349	227,728	224,010	(1,339)

TOTAL: GRANTS FROM CANADA	2,722,446	2,726,146	2,722,428	(18)

TOTAL: GROSS ORDINARY REVENUE	7,232,630	7,202,425	7,202,835	(29,795)

COMPARATIVE STATEMENT OF ORDINARY ACCOUNT EXPENSE
Thousands
$

	Year Ending March 31
DEPARTMENT	2012 Estimate	2012 2nd Quarter	2012 3rd Quarter	Variance from Estimate
				$	%
Agriculture, Aquaculture and Fisheries	40,372	46,686	46,436	6,064	15.0%	!
Business New Brunswick	28,341	28,641	21,841	(6,500)	-22.9%	✓
Education and Early Childhood Development	1,060,976	1,060,976	1,060,476	(500)	0.0%	✓
Energy	2,910	2,890	2,860	(50)	-1.7%	✓
Energy Efficiency and Conservation Agency
of New Brunswick	17,040	17,040	18,880	1,840	10.8%	!
Environment	16,563	16,788	16,438	(125)	-0.8%	✓
Executive Council Office	5,623	5,613	5,563	(60)	-1.1%	✓
Finance	20,522	19,822	19,672	(850)	-4.1%	✓
General Government	647,853	703,844	672,882	25,029	3.9%	!
Health	2,534,448	2,542,982	2,542,371	7,923	0.3%	!
Intergovernmental Affairs	3,066	3,056	2,966	(100)	-3.3%	✓
Invest NB	3,000	3,000	2,975	(25)	-0.8%	✓
Justice and Consumer Affairs	43,470	44,595	44,160	690	1.6%	!
Legislative Assembly	20,513	22,520	21,151	638	3.1%	!
Local Government	119,808	119,667	119,019	(789)	-0.7%	✓
Maritime Provinces Higher Education
Commission	274,101	274,101	274,101	0	0.0%
Natural Resources	111,401	111,401	110,899	(502)	-0.5%	✓
Office of the Attorney General	17,538	17,283	17,113	(425)	-2.4%	✓
Office of Human Resources	3,092	2,842	2,817	(275)	-8.9%	✓
Office of the Premier	1,590	1,590	1,565	(25)	-1.6%	✓
Post-Secondary Education,
Training and Labour	304,033	304,325	291,346	(12,687)	-4.2%	✓
Public Safety	135,862	135,862	133,162	(2,700)	-2.0%	✓
Regional Development Corporation	74,244	74,244	66,394	(7,850)	-10.6%	✓
Service of the Public Debt	679,993	671,000	668,000	(11,993)	-1.8%	✓
Social Development	1,009,941	1,019,533	1,012,793	2,852	0.3%	!
Supply and Services	125,226	125,226	124,726	(500)	-0.4%	✓
Tourism and Parks	28,959	29,444	29,304	345	1.2%	!
Transportation	189,136	170,701	173,437	(15,699)	-8.3%	✓
Wellness, Culture and Sport	19,092	19,092	19,042	(50)	-0.3%	✓
TOTAL	7,538,713	7,594,764	7,522,389	(16,324)	-0.2%

✓ Projected under-expenditure
!  Projected over-expenditure

The 2012 Estimates were restated to include departmental transfers and reorganization.

COMPARATIVE STATEMENT OF CHANGE IN NET DEBT
Thousands
$

	Year Ending March 31
	2012 Estimate	2012 2nd Quarter	2012 3rd Quarter	Variance from Estimate

Surplus (Deficit)	(448,822)	(545,743)	(471,137)	(22,315)

Acquisition of Tangible Capital Assets	(522,406)	(503,837)	(496,878)	25,528

Amortization of Tangible Capital Assets	327,985	336,132	334,095	6,110

Revenue Received to Acquire Tangible Capital Assets	49,395	50,214	50,538	1,143

Amortization of Deferred Capital Contributions	(36,408)	(37,074)	(36,859)	(451)

(Increase) Decrease in Net Debt	(630,256)	(700,308)	(620,241)	10,015